As filed with the Securities and Exchange Commission on September 29, 2023

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BK Technologies Corporation
(Exact name of registrant as specified in its charter)

Nevada	83-4064262
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7100 Technology Drive, West Melbourne, Florida	32904
(Address of Principal Executive Offices)	(Zip Code)

BK TECHNOLOGIES CORPORATION 2017 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Scott A. Malmanger

Chief Financial Officer

BK Technologies Corporation

7100 Technology Drive

West Melbourne, Florida  32904

(Name and address of agent for service)

(321) 984-1414

(Telephone number, including area code, of agent for service)

With a copy to:

Amy Bowler, Esq.

S. Chase Dowden, Esq.

Holland & Hart LLP

555 17th Street, Suite 3200

Denver, Colorado 80202

(303) 295-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, BK Technologies Corporation (the “Company” or the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register 400,000 additional shares of its common stock, par value $0.60 per share (“Common Stock”), for issuance under the Company’s 2017 Incentive Compensation Plan, as amended (the “Plan”), which amount takes into account the one (1)-for-five (5) reverse stock split of the Common Stock effected on April 21, 2023. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Commission on June 15, 2017 (File No. 333-218765) registering 1,000,000 shares of Common Stock. The Additional Shares, as included in the Plan, are securities of the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, to the extent not superseded hereby.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We “incorporate by reference” in this prospectus certain documents that we have previously filed with the Commission. This means that we are disclosing important information to you without actually including that information in this prospectus by referring you to other documents that we have filed separately with the Commission. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the Commission, and which is deemed “filed” with the Commission, will automatically update information that we previously filed with the Commission, and may replace information in this prospectus and information that we previously filed with the Commission. We incorporate by reference the following documents in this prospectus, which you should review in connection with this prospectus:

(a)

the Registrant’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2022, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the Commission on March 16, 2023, as amended by the Registrant’s Annual Report on Form 10-K/A filed with the Commission on May 2, 2023;

(b)	the Registrant’s Quarterly Reports on Form 10‑Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the Commission on May 4, 2023, and August 10, 2023, respectively;

(c)	the Registrant’s Current Reports on Form 8‑K filed with the Commission on January 31, 2023, March 28, 2023, and September 19, 2023, in each case solely to the extent filed and not furnished; and

(d)

the description of the Registrant’s Common Stock, par value $0.60 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed on October 13, 2005 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended by the Current Report on Form 8-K12B, filed on March 28, 2019, and Exhibit 4.1 filed with the Form 10-K for the year ended December 31, 2022, filed on March 16, 2023, and any further amendment or report filed for the purpose of updating such description.

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We also incorporate by reference each of the documents that we file with the Commission (excluding any portion of those filings furnished, not filed, under Items 2.02 or 7.01 of Form 8-K or other information furnished to the Commission) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereby have been sold or that deregisters all such shares of Common Stock then remaining unsold. Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past Commission filings incorporated by reference into this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, or any free writing prospectus we may authorize to be delivered to you. You should not assume that the information incorporated by reference or provided in this prospectus, any applicable prospectus supplement or any free writing prospectus is accurate as of any date other than the date on the front of each document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

The Registrant is incorporated under the laws of the State of Nevada. Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provides for greater individual liability, a director or officer is not individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Registrant’s Bylaws further provide that a director shall not be personally liable for monetary damages for any action taken, or failure to take any action, unless (a) the director breached or failed to perform the duties of his or her office as provided in the NRS; and (b) the breach or failure to perform constituted self-dealing, willful misconduct or recklessness. In addition, the Registrant’s Articles provide that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by the NRS.

Under Section 78.7502 of the NRS, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Registrant, by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if such person: (i) is not liable pursuant to Section 78.138 of the NRS; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Further, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if such person: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant. However, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the Registrant or for amounts paid in settlement to the Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding subject to the Nevada indemnification laws, or in defense of any such claim, issue or matter, the Registrant is required to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The Registrant’s Articles and Bylaws comply with the Nevada law as set forth above.

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As permitted by Nevada law, the Registrant’s Bylaws authorize the Registrant to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal action or proceeding in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant.

Indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses as described above, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

The Registrant is authorized under Nevada law to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the Registrant has the authority to indemnify him or her against such liability and expenses.

Under the terms of the Registrant’s directors’ and officers’ liability and company reimbursement insurance policies, directors and officers of the Registrant are insured against certain liabilities, including liabilities arising under the Securities Act. We may in the future enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided in our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit or Appendix	Filing Date

4.1	Articles of Incorporation of the Registrant	8-K12B	001-32644	3.2	March 28, 2019
4.2	Certificate of Amendment to Articles of Incorporation	10-K	001-32644	3.1.1	March 17, 2022
4.3	Certificate of Change Pursuant to Nevada Revised Statutes 78.2029	8-K	001-32644	3.1	March 28, 2023
4.4	Bylaws of the Registrant	8-K12B	001-32644	3.3	March 28, 2019
5.1	Opinion of Holland & Hart LLP					☒
23.1	Consent of MSL, P.A. (Independent Registered Public Accounting Firm)					☒
23.2	Consent of Holland & Hart LLP (included in Exhibit 5.1)					☒
24.1	Power of Attorney (included on the signature page to this Registration Statement)					☒
99.1	2017 Incentive Compensation Plan	S-8	333-218765	4.5	June 15, 2017
99.2	Omnibus Amendment to Incentive Compensation Plans, dated as of March 28, 2019	8-K12B	001-32644	10.1	March 28, 2019
99.3	Amendment No. 1 to 2017 Incentive Compensation Plan dated	10-K	001-32644	10.6	March 17, 2022
99.4	Form of Stock Option Agreement under the 2017 Incentive Compensation Plan	8-K12B	001-32644	10.2	March 28, 2019
99.5	Form of Restricted Share Agreement under the 2017 Incentive Compensation Plan	8-K12B	001-32644	10.3	March 28, 2019
99.6	Form of Restricted Stock Unit Agreement under the 2017 Incentive Compensation Plan	8-K12B	001-32644	10.4	March 28, 2019
99.7	Form of Non-Employee Director Restricted Share Unit Agreement under 2017 Incentive Compensation Plan	10-Q	001-32644	10.1	November 7, 2018
107	Filing Fee Table					☒

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Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Melbourne, State of Florida, on this 29th day of September 2023.

BK TECHNOLOGIES CORPORATION

By:	/s/ Scott A. Malmanger
Scott A. Malmanger
Chief Financial Officer

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POWER OF ATTORNEY

We, the undersigned officers and directors of BK Technologies Corporation, hereby severally constitute and appoint John M. Suzuki and Scott A. Malmanger, and each of them, our true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John M. Suzuki	Director, Chief Executive Officer	September 29, 2023
John M. Suzuki	(Principal Executive Officer and Director)

/s/ Scott A. Malmanger	Chief Financial Officer, Secretary	September 29, 2023
Scott A. Malmanger	(Principal Financial Officer and Accounting Officer)

/s/ D. Kyle Cerminara	Director, Chairman of the Board of Directors	September 29, 2023
D. Kyle Cerminara

/s/ R. Joseph Jackson	Director	September 29, 2023
R. Joseph Jackson

/s/ Charles T. Lanktree	Director	September 29, 2023
Charles T. Lanktree

/s/ Michael C. Mitchell	Director	September 29, 2023
Michael C. Mitchell

/s/ E. Gray Payne	Director	September 29, 2023
E. Gray Payne

/s/ Lloyd R. Sams	Director	September 29, 2023
Lloyd R. Sams

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